As filed with the Securities and Exchange Commission on June 23, 2010

Registration No. 333-

UNITED STATE SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

NOVADEL PHARMA INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1200 Route 22 East, Suite 2000
Bridgewater, NJ 08807
(Address of principal executive offices) (Zip Code)

2006 Equity Incentive Plan (as amended and restated on April 20, 2010)
(Full title of the Plans)

Steven B. Ratoff
Chairman, President and Chief Executive Officer
 NovaDel Pharma, Inc.
1200 Route 22 East, Suite 2000
Bridgewater, New Jersey 08807
(Name and Address of Agent For Service)
(908) 203-4640
 (Telephone Number, Including Area Code, of Agent For Service)
Copies to: Emilio Ragosa, Esq. Morgan, Lewis & Bockius, LLP 502 Carnegie Center Princeton, New Jersey 08540 (609) 919-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value	10,000,000 shares	$0.195	1,950,000	$140

(1)
On June 10, 2010, an additional 10,000,000 shares of common stock were authorized for issuance under the 2006 Equity Incentive Plan (as amended and restated on April 20, 2010) in accordance with the provisions of the plan.  This registration statement covers such additional 10,000,000 shares of common stock.

(2)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock which become issuable under the 2006 Equity Incentive Plan (as amended and restated on April 20, 2010) by reason of any stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by NovaDel Pharma Inc., which results in an increase in the number of the outstanding shares of Common Stock of NovaDel Pharma Inc.  This registration statement also relates to an indeterminate amount of interests in such plan.

(3)
Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the reported high and low sales prices per share of the Common Stock of NovaDel Pharma Inc. on June 21, 2010, as reported by the Over-the-Counter Bulletin Board.  Pursuant to Rule 457(h)(2) of the Securities Act of 1933, as amended, no separate registration fee is required with respect to the plan interests.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 omits the information specified in Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

NovaDel Pharma Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement on Form S-8 (the “Registration Statement”) the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)
The Registrant’s Annual Report on Form 10–K for the fiscal year ended December 31, 2009, filed with the Commission on March 31, 2010, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and restated (the “Exchange Act”), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2009;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed pursuant to Section 13(a) or 15(d) of the Exchange Act on May 17, 2010;

(c)
The Registrant’s Current Reports on Form 8-K filed on January 7, 2010, January 11, 2010, January 11, 2010 (excluding Item 7.01), January 15, 2010, January 15, 2010, March 1, 2010, March 31, 2010, June 9, 2010 and June 10, 2010;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(e)	The description of the Common Stock contained in the Registrant’s Registration Statements on Form 8-A filed with the Commission on November 19, 1997, and May 10, 2004.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s by-laws, any agreement, vote of stockholders or otherwise.

Article Nine of the Registrant’s Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the DGCL. Article Ten provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 145 of the DGCL.

The effect of the foregoing is to require the Registrant, to the extent permitted by law, to indemnify its officers and directors for any claims arising against such persons in their official capacities if such persons acted in good faith and in a manner that they reasonably believed to be in or not opposed to the Registrant’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant currently has liability insurance coverage for its officers and directors.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

A.           The undersigned Registrant hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the  Securities Act of 1933, as amended (the “Securities Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on this 23rd day of June, 2010.

NOVADEL PHARMA INC.

By:	/s/ Steven B. Ratoff
Name:	Steven B. Ratoff
Title:	Chairman, President and Chief Executive Officer (principal executive officer)

By:	/s/ Craig A. Johnson
Name:	Craig A. Johnson
Title:	Senior Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of NovaDel Pharma Inc., hereby constitute and appoint Steven B. Ratoff and Craig A. Johnson, our true and lawful attorneys, with full power to each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable NovaDel Pharma Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE
/s/ Steven B. Ratoff	Chairman, President and Chief Executive Officer	June 23, 2010
Steven B. Ratoff	(principal executive officer)
/s/ Craig A. Johnson	Senior Vice President, Chief Financial Officer and Secretary	June 23, 2010
Craig A. Johnson	(principal financial and accounting officer)
/s/ Mark J. Baric	Director	June 23, 2010
Mark J. Baric
/s/ Thomas E. Bonney	Director	June 23, 2010
Thomas E. Bonney

/s/ Charles Nemeroff	Director	June 23, 2010
Charles Nemeroff

INDEX TO EXHIBITS

Number	Description
3.1	Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-QSB, as filed with the SEC on June 14, 2004).
3.2
Certificate of Amendment to the Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 26, 2007).

3.3	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the SEC on September 9, 2005).
5.1	Opinion of Morgan, Lewis & Bockius LLP, counsel to the Registrant.
10.1	2006 Equity Incentive Plan (as amended and restated on April 20, 2010) (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on June 10, 2010).
23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of attorney (included on the signature pages of this Registration Statement).